Exhibit 10.L

Human Resources & Public Affairs

P. O. Box 245008, Milwaukee, WI 53224-9508

Telephone: 414-359-4100

October 17, 2005

Mr. Terry Murphy

11627 Gallant Ridge Lane

Houston, TX 77082

Dear Terry:

This letter amends our offer of employment to you dated October 7, 2005 as follows:

Special Severance Provision: In the unlikely event your employment is terminated by A.O. Smith for any reason other than “for Cause” (i.e. dishonesty, insubordination, etc), the Company will extend your salary and benefits for a period of eighteen (18) months following the date of termination. This period of severance payment would likewise be included in the benefit determination under the A.O. Smith Retirement Plan

Pension Supplement: As an enhancement to the pension program, we will add three (3) additional years of credited service for your pension calculation in the A.O. Smith Corporation Executive Supplemental Pension Plan once you have achieved five (5) years of service with A.O. Smith. This enhancement is in lieu of the enhancement noted in your original offer letter granting you five (5) additional years for seven (7) years of service.

Special Retirement Provision for Combined Executive Incentive Compensation Plan: For the purposes of determining retirement eligibility necessary for the A.O. Smith Combined Executive Incentive Compensation Plan, you will be deemed “retirement eligible” once you have achieved five (5) years of service with A.O. Smith.

Signing Bonus: We will increase the amount of your signing bonus to $100,000, payable within 30 days of your A.O. Smith start date.

Restricted Stock Units: In lieu of granting you 18,500 shares of Restricted Stock as indicated in your initial offer letter, we will instead grant you 21,000 Restricted Stock Units on your first day of employment. A Restricted Stock Unit, also called Phantom Stock, is a contractual right to receive a share of Company stock on the vesting date, which is three years from the grant date.

Terry Murphy

October 17, 2005

Stock Options: We will increase your grant of Stock Options to 18,000 shares with a per share option price equal to the fair market value of the stock on the date you begin employment. This grant has a value of approximately $187,000 based on the current market price. The Stock Option expires ten years from the date of grant, and is exercisable as follows:

•	1/3 of the shares at the end of year one

•	1/3 of the shares at the end of year two

•	1/3 of the shares at the end of year three

Terry, I hope you find this enhancement to our original offer helpful in making your decision to join A.O. Smith. After you have had a chance to review this change, please call me with any further questions.

Very truly yours,

A. O. SMITH CORPORATION

/s/ Mark A. Petrarca
Mark A. Petrarca
Vice President
Human Resources & Public Affairs